EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:         Louise A. Walker                                                       April 28, 2011
President & CEO
FIRST NORTHERN COMMUNITY BANCORP
& FIRST NORTHERN BANK
P.O. Box 547
Dixon, California
                        (707) 678-3041

First Northern Community Bancorp – 1st Quarter Earnings Report
Net Income and Earnings Per Share Continue to Climb

Dixon, California - First Northern Community Bancorp (the “Company”, ticker symbol FNRN), holding company for First Northern Bank (“First Northern” or the “Bank”), today announced earnings through the first quarter of 2011.  Year-to-date net income as of March 31, 2011 was reported at $766,000, up 112.2% compared to net income of $361,000 reported for the same fiscal period last year.  Net income available to common shareholders totaled $517,000 as of March 31, 2011 up 349.6% compared to net income available to common shareholders at March 31, 2010 totaling $115,000.  Diluted earnings per share for the three months ended March 31, 2011 was $0.06, up 500% from the diluted income per share of $0.01 reported for the same fiscal period a year ago.

Total assets at March 31, 2011 were $748.8 million, an increase of $11.6 million, or 1.6% over year-end 2010.  Total deposits of $651.3 million increased $11.0 million or 1.7% compared to December 31, 2010 figures.  During that same period, total net loans (including loans held-for-sale) decreased $20.6 million, or 4.6%, to $423.7 million.

Louise A. Walker, President and Chief Executive Officer, stated “We are pleased to report that we have started the year with positive financial results.  Asset quality continues to experience improvement, requiring less provision for loan losses, reduced loan write downs, and less need for expenditures in the areas of collection and legal activities.  Coupled with our reduction in Other Operating Expense, we made nice strides in improving our Other Operating Income; loan servicing income, electronic delivery channel income, and gains on the sales of other real estate owned were the categories that saw the greatest improvement.  Furthermore, the Company’s relationship management business model is the foundation for our success.  Market share, particularly in the area of business core deposits, continues to grow, demonstrating what we believe stems from both trust and confidence in our Company, as well as an indication that the economy may be recovering.”

About First Northern Bank
First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and the west slope of El Dorado County. First Northern has 11 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville (2), Winters, Woodland, Downtown Sacramento, Roseville, and Auburn, and has a full service Trust Department in Sacramento. First Northern Bank also offers 24/7 real estate mortgage loans, SBA loans, and non-FDIC insured Investment and Brokerage Services at each branch location. Real Estate Mortgage Loan offices are located in Davis, Roseville and Folsom, and real estate loan representatives are available to meet customers at any of the Bank’s branches by appointment.  The Bank specializes in relationship banking and employs experts in the area of small business, commercial, agribusiness, and real estate lending, as well as wealth management.  The Bank can be found on the Web at www.thatsmybank.com.

Forward-Looking Statements

This press release may include certain "forward-looking statements" about First Northern Community Bancorp (the "Company").  These forward-looking statements are based on management's current expectations and are subject to certain risks, uncertainties and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.  More detailed information about these risk factors is contained in the Company's most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements.  The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made.  For further information regarding the Company, please read the Company's reports filed with the SEC and available at www.sec.gov.

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